Registration No. 333-217200

Filed Pursuant to Rule 433

Dated April 10, 2019

ETN Details Ticker NRGU NRGO YGRN NRGZ NRGD Intraday NAV NRGUIV NRGOIV YGRNIV NRGZIV NRGDIV CUSIP 063679815 063679757 063679740 063679732 063679724 ISIN US0636798151 US0636797575 US0636797401 US0636797328 US0636797245 Expense Ratio 1 0.95% per annum, accrued on a daily basis 0.95% per annum, accrued on a daily basis 0.95% per annum, accrued on a daily basis 0.95% per annum, accrued on a daily basis 0.95% per annum, accrued on a daily basis Daily Financing Rate 2 US Federal Funds Effective Rate plus 1.00% per annum, accrued on a daily basis US Federal Funds Effective Rate plus 1.00% per annum, accrued on a daily basis US Federal Funds Effective Rate minus 1.00% per annum, accrued on a daily basis US Federal Funds Effective Rate minus 1.00% per annum, accrued on a daily basis US Federal Funds Effective Rate minus 1.00% per annum, accrued on a daily basis Leverage Factor +3X +2X -1X -2X -3X Leverage Reset Frequency Daily Daily Daily Daily Daily Exchange NYSE Arca NYSE Arca NYSE Arca NYSE Arca NYSE Arca Issuer Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Initial Trade Date 4/9/2019 4/9/2019 4/9/2019 4/9/2019 4/9/2019 Maturity Date 3/25/2039 3/25/2039 3/25/2039 3/25/2039 3/25/2039 1 The Expense Ratio is a per annum number that accrues on a daily basis. 2 The Daily Financing Rate is a per annum number that accrues on a daily basis. Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next page Big Oil April 2019 Overview The MicroSectors™ U.S. Big Oil Index Exchange Traded Notes (ETNs) are linked to the performance of the Solactive MicroSectors™ U.S. Big Oil Index. Each ETN offers investors a return based on changes in the level of the Solactive MicroSectors™ U.S. Big Oil Index on a daily compounded basis, before taking into account fees. Each ETN has a specified leverage factor that is reset daily. This fact sheet relates to separate ETN offerings. Each issue of the ETNs is linked to one, and only one, ETN below. Each ETN seeks a return on the underlying index for a single day. The notes are not “buy and hold” investments and should not be expected to provide its respective leveraged return of the underlying index’s cumulative return for periods greater than a day. What is the Solactive MicroSectors™ U.S. Big Oil Index The Solactive MicroSectors™ U.S. Big Oil Index includes the 10 U.S. stocks in the energy sector (specified below) with the largest free-float market capitalization. The index’s underlying composition is equally weighted across all stocks. While the performance of indices weighted by market capitalization can be dominated by a few of the largest stocks, an equal-weighting allows for a more representative portfolio. More information about the index can be found here https://www. solactive.com/indices/?se=1&index=DE000SLA7WX4. What is MicroSectors™ MicroSectors™ provide concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact trading and hedging instruments, MicroSectors™ ETNs are designed to give investors precise exposure to popular niches of the market. MicroSectors™ is a REX Shares product. For more information, visit www.microsectors.com. Ticker Exchange Traded Note NRGU MicroSectors™ U.S. Big Oil Index 3X Leveraged ETN NRGO MicroSectors™ U.S. Big Oil Index 2X Leveraged ETN YGRN MicroSectors™ U.S. Big Oil Index Inverse ETN NRGZ MicroSectors™ U.S. Big Oil Index -2X Inverse Leveraged ETN NRGD MicroSectors™ U.S. Big Oil Index -3X Inverse Leveraged ETN Choose Your Level of Exposure to the Solactive MicroSectors™ U.S. Big Oil Index Leveraged & Long Exposure NRGU NRGO YGRN NRGZ NRGD +3X +2X -1X -2X -3X Leveraged & Inverse Exposure Index Family of Exchange Traded Notes Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next page April 2019 Hypothetical and Historical Index Performance S&P Oil & Gas Exploration & Production Select Industry Total Return Index Dow Jones U.S. Oil & Gas Total Return Index Solactive MicroSectors™ U.S. Big Oil Total Return Index % 0 20 40 60 80 100 120 140 160 180 Q2 2013 Q3 2013 Q4 2013 Q2 2014 Q3 2014 Q4 2014 Q1 2014 Q2 2015 Q1 2015 Q3 2015 Q4 2015 Q1 2016 Q2 2016 Q3 2016 Q4 2016 Q1 2017 Q4 2018 Q1 2019 Q3 2018 Q2 2018 Q1 2018 Q2 2017 Q3 2017 Q4 2017 Hypothetical and Historical Performance (Total Return)* Ticker 1MO 3MO 6MO 9MO 1YR 2YR Inception NRGU - - - - - - - NRGO - - - - - - - YGRN - - - - - - - NRGZ - - - - - - - NRGD - - - - - - - SOLUSBOT 2.04% 11.11% -16.17% -14.57% -1.21% 13.63% 31.60% Index Constituents Ticker Name Weight Ticker Name Weight APC Anadarko Petroleum Corp 10% MPC Marathon Petroleum Corp 10% CVX Chevron Corp 10% OXY Occidental Petroleum Corp 10% COP ConocoPhillips 10% PSX Phillips 66 10% EOG EOG Resources Inc 10% PXD Pioneer Natural Resources Co 10% XOM Exxon Mobil Corp 10% VLO Valero Energy Corp 10% Index data as of 3/15/19. Index weightings and constituents are subject to change. Index Details Index Name Solactive MicroSectors™ U.S. Big Oil Index Index Ticker SOLUSBOT Launch Date March 12, 2019 Index Eval. Frequency Monthly Weighting Equal No. of Constituents 10 Big Oil Index Family of Exchange Traded Notes As of 3/29/2019 *Source: Bloomberg L.P. Solactive MicroSectors™ U.S. Big Oil Index was launched on 3/12/2019. The Solactive MicroSectors™ U.S. Big Oil Index data prior to that date is hypothetical and reflects the application of the index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future index performance. See “Use of Hypothetical Back-Tested Data” in this document. Current performance may be higher or lower than performance data quoted. Inception data for the index is from 3/15/2013. Inception data for each ETN is from 4/9/2019, based on the levels of its closing Indicative Note Value. Call 877.369.5412 for current month-end performance. Source: Bloomberg L.P. Data from 3/15/2013 to 3/29/2019. Past performance does not guarantee future results. The Solactive MicroSectors™ U.S. Big Oil Index, an equal-dollar weighted index, was created by Solactive and was launched on 3/12/2019. The index data prior to that date is hypothetical and reflects the application of the index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future index performance. See “Use of Hypothetical Back-Tested Data” in this document. Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE April 2019 Bank of Montreal, the issuer of the ETNs (“Bank of Montreal” or the “Issuer”), has filed a registration statement (including certain pricing supplements, prospectus supplement and prospectus) with the SEC about the offerings to which this free writing prospectus relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412. The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal’s credit risk. Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters. The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs. The ETNs do not guarantee the return of your investment. If the Closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day (each as defined by the applicable pricing supplement), you will lose all of your investment in the ETNs. Even if the Index Closing Level has increased or decreased, as applicable, from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described more in the applicable pricing supplement. Leverage, if any, increases the sensitivity of your ETNs to changes in the level of the Solactive MicroSectors™ U.S. Big Oil Index (the “Index”). The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which may be leveraged. Due to the effect of compounding, if the Indicative Note Value changes, any subsequent adverse change of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage of the ETNs during any given Exchange Business Day may be greater than or less than the amount indicated by the name of the ETN. The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the Index constituents. The Index Closing Level used to calculate any payment by the Issuer of the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs but is under no obligation to do so. Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain. The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors. The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs (as defined by the applicable pricing supplement), and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future. The Index has limited actual historical information. The Index Calculation Agent (as defined by the applicable pricing supplement) may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index. The Index lacks diversification and is vulnerable to fluctuations in the energy sector. A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarily representative of its focus industry. An Index constituent may be replaced upon the occurrence of certain adverse events. Use of Hypothetical Back-Tested Data — The historical data of the Index shown herein is from March 12, 2019. Any Index data shown prior to that date is hypothetical and a result of the application of the Index methodology to historical data, and has inherent limitations. The creation of hypothetical data necessarily involves assumptions and cannot take into account the impact of financial risk in actual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-tested information that might be more appropriate and that might differ significantly from the information presented herein. The hypothetical back-tested data herein should not be considered indicative of actual results that might be obtained from an investment in a financial instrument referencing the Index. Historical and hypothetical back-tested results are neither an indicator nor a guarantee of future Index performance or the return of the ETNs. Please see the “Risk Factors” section in the applicable pricing supplement. Solactive AG (“Solactive”) is the licensor of the Index. The financial instruments that are based on the Index are not sponsored, endorsed, promoted or sold by Solactive in any way and Solactive makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the financial instruments; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive reserves the right to change the methods of calculation or publication. Solactive shall not be liable for any damages suffered or incurred as a result of the use (or inability to use) of the Index. MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The ETNs are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”). REX Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. REX Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. Call Us 203-557-6201 Email Us info@rexshares.com Visit Us www.microsectors.com Big Oil Index Family of Exchange Traded Notes